UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

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☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

TERRITORIAL BANCORP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Territorial Bancorp Urges Shareholders to Vote FOR Hope Bancorp Merger

Compelling Combination with Hope Bancorp Creates Substantial Value for All Territorial Shareholders and Significant Benefits for Hawai‘i and Territorial Customers, Employees and Communities

Preliminary Indication of Interest by Outside Investor Group, Blue Hill, is Illusory, Non-Binding and Highly Conditional — Exposing Territorial Shareholders to Significant Uncertainty and Downside Risk

Launches http://www.territorialandhopecombination.com/

HONOLULU, Oct. 07, 2024 -- Territorial Bancorp Inc. (NASDAQ: TBNK) (“Territorial” or the “Company”) today announced it is mailing a letter to Territorial shareholders in connection with the Company’s upcoming Special Meeting of Stockholders (the “Special Meeting”) to vote on the proposed merger with Hope Bancorp, Inc. (NASDAQ: HOPE) (“Hope Bancorp”) and related proposals. The Special Meeting is scheduled for November 6, 2024 at 8:30 a.m., Hawai‘i Time. Territorial shareholders of record as of August 14, 2024 are entitled to vote at or before the meeting. Other important information related to the Special Meeting can be found at www.TerritorialandHopeCombination.com.

Highlights from the letter being mailed today include:

•	Hope Bancorp Merger Provides Territorial Shareholders with Significant Value and Substantial Upside Opportunity. The merger is a 100% tax free, stock-for-stock transaction under which Territorial shareholders will receive 0.8048 shares of Hope Bancorp common stock for each share of Territorial common stock they own. This per share consideration represents an approximate 25% premium to Territorial’s closing stock price just prior to the merger announcement.

Additionally, Territorial shareholders will benefit from the considerable upside value of the stronger combined company as well as $10.5 million of incremental value from annual merger enabled cost savings and synergies, and Hope Bancorp’s dividend, which is more than 1,000% higher than Territorial’s standalone quarterly dividend.

•	As a Result of Merger, Territorial Shareholders Will be Investors in a Larger, More Diversified Regional Bank with Exciting Growth Opportunities. The combined company will have increased resources and expanded growth investment opportunities as well as a more resilient business that is better able to navigate market cycles.

•	Merger Preserves Territorial’s Unwavering Commitment to Hawai‘i and Provides Benefits to Customers, Employees and Communities. Local branch and all other operations will continue to be led by local teams with customers able to rely on the same people they know and respect. Employees will continue to receive competitive compensation and benefits with new career opportunities. Hope Bancorp has committed to building on Territorial’s more than 100-year legacy of supporting Territorial’s local communities.

•	Blue Hill’s Preliminary Indication of Interest is Illusory, Non-Binding and Highly Conditional. Blue Hill does not have committed financing, and its suggested transaction is dependent on numerous conditions, including its ability to overcome significant regulatory hurdles in a regulatory process that Blue Hill has not yet started. Blue Hill is a newly created entity and appears to lack M&A and regulatory experience with transactions of this size and complexity.

•	Blue Hill Exposes Territorial Shareholders to Significant Risk and Uncertainty. Under Blue Hill’s Preliminary Indication of Interest, Territorial’s Stock Could be Worth Substantially Less Than it Is Today. In addition to significant challenges in gaining regulatory approvals, a leading proxy solicitation firm has stated that it is highly unlikely that Blue Hill can meet its required tender threshold given the composition of Territorial’s shareholder base.

If Blue Hill does not acquire 100% of outstanding Territorial shares, Territorial’s shareholders could be left with an illiquid, stub minority investment in a controlled company. Territorial would face the declining performance and limited growth prospects that it does today as a small, monoline one- to four- family loan focused bank with limited scale.

•	Blue Hill Is Unlikely to Deliver Its Claimed Benefits to Hawaiʻi. Rather, Blue Hill’s Transaction Could be Detrimental to Hawaiʻi, Jobs and Communities. In press reports and elsewhere, Blue Hill repeatedly emphasizes “local management,” but none of its named principals appear to primarily reside in Hawaiʻi, according to public information. Blue Hill’s registered business address appears to be a residential home in Hudson, New York. There would likely need to be significant job cuts and reduced investments in areas such as technology in order for Blue Hill to reach its stated financial targets after it took control of Territorial.

The Territorial Board of Directors unanimously recommends that shareholders vote FOR the Hope Bancorp merger and related proposals TODAY.

The full text of the letter being mailed to shareholders follows:

Dear Fellow Territorial Bancorp Shareholders,

As previously announced, Territorial Bancorp has entered into a definitive agreement to merge with Hope Bancorp. This transaction delivers significant value to Territorial shareholders and provides you with the opportunity to benefit from the substantial upside opportunities of a larger, more diversified regional bank.

On November 6, 2024, Territorial will hold a Special Meeting of Stockholders (the “Special Meeting”) to vote on this transaction. How you vote will influence the value of your Territorial investment.

The Board unanimously recommends that Territorial shareholders vote FOR the Hope Bancorp merger and related proposals.

Compelling Value for Territorial Shareholders

The merger is structured as a 100% tax free, stock-for-stock transaction under which Territorial shareholders will receive 0.8048 shares of Hope Bancorp common stock for each share of Territorial common stock they own. This per share consideration represents:

•	~ 25% premium[1] to Territorial’s closing stock price just prior to the merger announcement

•	Strong implied transaction multiples across all relevant metrics, including earnings per share and adjusted tangible book value per share

Opportunity to Participate in Future Growth and Value Creation

The all-stock consideration in the merger will allow Territorial shareholders to participate in the considerable strategic, operating and financial benefits we anticipate unlocking through the combination:

•	Larger, more diversified footprint, expanding our opportunities and reducing our risks

1 Based on Territorial and Hope Bancorp’s closing prices as of 4/26/24 (day before merger announcement)

•	Solid financial position and greater access to capital, enabling the combined company to capture its many new growth opportunities and invest in new technology and solutions to continue expanding our portfolio and penetrating our markets

•	1,000%+ increase to Territorial’s standalone dividend, increasing from $0.01 per share to $0.11 per share[3]

•	$10.5 million of incremental value from annual merger enabled cost savings and synergies

•	Immediate accretion at close, tapping into Hope Bancorp’s double-digit percentage EPS growth v. Territorial’s losses as a standalone company

The transaction with Hope Bancorp will vault Territorial into a new class of banking institutions. With a broader footprint and diverse revenue streams, we will become part of a significantly more resilient business better able to navigate market environments to drive growth and shareholder value.

Preserves Territorial’s Unwavering Commitment to Hawai‘i Market

Territorial has been part of the fabric of our local communities across Hawai‘i for more than 100 years, and with this transaction – local leadership, local operations, local relationships, all remain in place.

2 Hope Bancorp recently closed its branch purchase & assumption agreement for the sale of its two branches in Virginia

3 Based on 0.8048 fixed exchange ratio and Hope Bancorp’s $0.14 current per share dividend

Territorial Savings Bank	Employees	Customers	Communities
• Continuing to operate under Territorial name

•   Continued strong local workforce

•   Retaining all customer-facing branch staff to ensure relationship continuity for customers

•   Competitive compensation, benefits

•    New career advancement opportunities

•   Access to expanded array of banking products & services

•   Benefits from enhanced technology platforms for improved customer experiences

•   Additional choices for customers

•   Continued reliance on teams at local branches

• Shared cultural values that emphasize volunteerism and active engagement with local communities • Ongoing commitment to Territorial’s legacy of community support and investment

Blue Hill’s Unsolicited Preliminary Indication of Interest is Not in the Best Interest of Territorial Shareholders, Customers, Employees or Communities in Hawaiʻi

After our definitive merger agreement with Hope Bancorp was reached and announced, Blue Hill Advisors LLC (“Blue Hill”) – a recently formed entity with only three disclosed investors – delivered its self-labeled “preliminary indication of interest” to acquire Territorial Bancorp for $12.50 per share in cash through a tender offer, with the potential option for holders of up to 30% of Territorial shares to remain investors in the Company.

In consultation with its legal and financial advisors, the Territorial Board carefully considered the Blue Hill preliminary indication of interest on multiple occasions. The Board unanimously determined to reject the preliminary indication of interest because the Board does not believe that it is a superior proposal, or likely to lead to a superior proposal, as defined by the terms of the Hope Bancorp merger agreement. We firmly believe that our merger with Hope Bancorp remains in the best interest of Territorial shareholders.

Blue Hill’s Non-Binding, Preliminary Indication of Interest is Highly Conditional

•	No committed financing to purchase Territorial

•	Requires side agreements with undisclosed terms to be negotiated and signed by numerous unidentified investors

•	Subject to an undefined due diligence process

•	Dependent on overcoming significant hurdles in a regulatory process that Blue Hill has not yet started and would be challenging

Blue Hill’s Cloak of Secrecy and Anonymity Creates Substantial Regulatory Risk and Uncertainty for Territorial Shareholders

We find it difficult to believe that either federal or Hawaiʻi regulators would allow Blue Hill to purchase Territorial based on the following:

•	No evidence that Blue Hill, its named principals nor its undisclosed investors have obtained – or even tried to obtain – regulatory approval for a transaction of this size and complexity based on information it has provided to Territorial

•	Blue Hill says it will immediately reconstitute the Territorial Board after it gains control of the Company, but has not disclosed the names of its new directors or the individuals who will replace Territorial’s current management

•	Blue Hill has not shared any detailed business plan, including specifics on Board, management, strategy, resources, capital planning, policies and procedures if it were to gain control of Territorial – all of which are required in the regulatory process

•	Blue Hill was only established in February of 2023

•	According to public sources, Blue Hill’s registered business address appears to be a residential home in Hudson, New York

Even if Blue Hill were to gain regulatory approval, its ability to complete a tender offer is highly unlikely. Based on advice from a leading proxy solicitation firm whose principals have overseen hundreds of tender offers over the past 40+ years, it is highly unlikely that Blue Hill could achieve its required 70% tender threshold given the composition of Territorial’s shareholder base. Abandonment of the Hope Bancorp merger and the failure of the Blue Hill transaction to materialize would leave Territorial significantly weakened in the aftermath of two failed deals with significant standalone business risks.

Under Blue Hill’s Preliminary Indication of Interest, Territorial’s Stock – and the Value of Your Investment – Could be Worth Substantially Less Than It Is Today

If Blue Hill is unable to complete a 100% tender, the remaining Territorial shareholders would be left with an illiquid, stub minority investment in a controlled company. Blue Hill’s undisclosed investors – who would control the Company – have provided no assurance that they would serve all shareholders’ interests and have not defined a governance structure that ensures they do.

As a standalone company, Territorial would face the same business and value downside risks that Territorial faces today as a small, monoline one- to four- family loan focused bank with limited scale.

Unlike the Hope Bancorp stock-based transaction, Blue Hill’s cash-based transaction creates immediate tax consequences, which could leave Territorial shareholders with less – in some cases substantially less – than the $12.50 per share consideration.

Blue Hill is Not Positioned to Deliver Its Claimed Benefits to Hawaiʻi. Rather, Blue Hill’s Transaction Could be Detrimental to Hawaiʻi, Jobs and Communities

In press reports and elsewhere, Blue Hill repeatedly emphasizes “local management,” but:

•	None of Blue Hill’s named principals appear to primarily reside in Hawaiʻi, according to public information.

•	Blue Hill is not based in Hawaiʻi. Blue Hill’s registered business address[4] appears to be a residential home in Hudson, New York, which is also for rent[5] on apartments.com.

4 Per the LLC entity information filed with New York State

5 https://www.apartments.com/286-blue-hill-rd-hudson-ny/y5jxrls/

•	Blue Hill has provided no assurances as to whether it would reduce employment levels, change employee compensation or benefits, or reduce investments in communities after it gains control of Territorial.

•	In order for Blue Hill to reach its targeted 55% efficiency ratio, there would likely need to be significant job cuts and reduced investments in areas such as technology.

Protect Your Territorial Investment and Ensure You Have the Opportunity to Realize the Upside Value Created by the Territorial + Hope Bancorp Combination by Voting FOR the Merger Today

We are on a path to complete our merger with Hope Bancorp by the end of 2024. The Hope Bancorp merger will create a stronger, more diversified regional bank with an expanded footprint and diversified offerings to drive future growth. The merger will provide Territorial shareholders with compelling value and the opportunity to participate in the considerable upside of our combined business, and it will enable Territorial to build on our more than 100-year legacy of supporting our local Hawai‘i communities.

We urge you to consider the concrete and compelling opportunities that the Hope Bancorp merger will create and not be distracted and deceived by Blue Hill’s illusory, non-binding, highly conditional preliminary indication of interest.

The Territorial Board of Directors unanimously recommends that you vote FOR the Hope Bancorp merger and related proposals TODAY. You can vote by internet, telephone or mail.

On behalf of the Territorial Board of Directors and management team, thank you for your continued support of Territorial Bancorp.

Allan S. Kitagawa

Chairman of the Board, President and Chief Executive Officer

Your Vote Is Important, No Matter How Many or How Few Shares You Own!

Please take a moment to vote FOR the proposals set forth on the enclosed proxy card — by Internet, telephone toll-free or by signing, dating and returning the enclosed proxy card or voting instruction form. Vote well in advance of the Special Meeting on November 6, 2024 at 8:30 a.m. Hawaiʻi Time.

If you have questions about how to vote your shares, please contact:

Laurel Hill Advisory Group

Call toll-free: (888) 742-1305

Banks and brokers should call: (516) 933-3100

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaiʻi, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a state-chartered savings bank which was originally chartered in 1921 by the Territory of Hawaiʻi. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaiʻi, and has 28 branch offices in the state of Hawaiʻi. For additional information, please visit https://www.tsbHawaiʻi.bank.

Forward-Looking Statements

This communication contains certain statements regarding future events or the future financial performance of Territorial Bancorp Inc. (“Territorial”) and its proposed merger with Hope Bancorp, Inc. (“Hope Bancorp”) that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations regarding the combined company’s deposit base, diversification of the loan portfolio as well as overall risk diversification, capital to support growth, strengthened opportunities, enhanced value, geographic expansion, and statements about the proposed transaction being immediately accretive. Forward-looking statements include, but are not limited to, statements preceded by, followed by or that include the words “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “outlook,” or similar expressions. These statements are subject to risks and uncertainties. Hope Bancorp’s actual results, performance or achievements may differ materially from the results, performance or achievements expressed or implied in any forward-looking statements. The closing of the proposed transaction is subject to regulatory approvals, the approval of Territorial Bancorp stockholders, and other customary closing conditions. There is no assurance that such conditions will be met or that the proposed merger will be consummated within the expected time frame, or at all. If the transaction is consummated, factors that may cause actual outcomes to differ from what is expressed or forecasted in these forward-looking statements include, among things: difficulties and delays in integrating Hope Bancorp and Territorial and achieving anticipated synergies, cost savings and other financial benefits from the transaction; higher than anticipated transaction costs; deposit attrition, operating costs, customer loss and business disruption following the merger, including difficulties in maintaining relationships with employees and customers; and inability to obtain required governmental approvals of the merger on its proposed terms and expected time frames, or without regulatory constraints that may limit growth. Other risks and uncertainties include, but are not limited to: possible further deterioration in economic conditions in Hope Bancorp’s or Territorial’s areas of operation or elsewhere; interest rate risk associated with volatile interest rates and related asset-liability matching risk; liquidity risks; risk of significant non-earning assets, and net credit losses that could occur, particularly in times of weak economic conditions or times of rising interest rates; the failure of or changes to assumptions and estimates underlying Hope Bancorp’s or Territorial’s allowances for credit losses; potential increases in deposit insurance assessments and regulatory risks associated with current and future regulations; the outcome of any legal proceedings that may be instituted against Hope Bancorp or Territorial; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of either or both Hope Bancorp and Territorial; and diversion of management’s attention from ongoing business operations and opportunities. For additional information concerning these and other risk factors, see Hope Bancorp’s and Territorial’s most recent Annual Reports on Form 10-K and other filings with the U.S. Securities and Exchange Commission (the “SEC”). These forward-looking statements are made only as of the date of this presentation and are not guarantees of future results, performance or outcomes. Hope Bancorp and Territorial do not undertake, and specifically disclaim any obligation, to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements except as required by law.

Additional Information about the Merger with Hope Bancorp and Where to Find It

In connection with the proposed merger with Hope Bancorp, Hope Bancorp has filed with the SEC a Registration Statement on Form S-4, containing the Proxy Statement/Prospectus, which has been mailed or otherwise delivered to Territorial’s stockholders on or about August 29, 2024, as supplemented September 12, 2024.  Hope Bancorp and Territorial may file additional relevant materials with the SEC. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR FURNISHED OR WILL BE FILED OR FURNISHED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS.  You may obtain any of the documents filed with or furnished to the SEC by Hope Bancorp or Territorial at no cost from the SEC’s website at www.sec.gov.

Investor / Media Contact:

Walter Ida

SVP, Director of Investor Relations

808-946-1400

walter.ida@territorialsavings.net